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<FILENAME>y122004scbacmchldinglp99w22.txt
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                                                             Page 45 of 45 Pages

                                                                     Exhibit 22

                         EXECUTIVE OFFICERS AND DIRECTORS
                                       OF
                               MONY HOLDINGS, LLC


         The names and titles of the Executive Officers of MONY Holdings,LLC ("MONY Holdings") and their business addresses and principal occupations are set forth below. If no address is given, the Executive Officer's business address is that of MONY Holdings at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MONY Holdings and each individual is a United States citizen.

Name, Business Address          Present Principal Occupation
----------------------          ----------------------------
  Christopher M. Condron        Chairman of the Board, President and Chief
                                Executive Officer

  Stanley B. Tulin              Vice Chairman of the Board & Chief Financial
                                Officer

  Richard V. Silver             Executive Vice President and General Counsel


                                       45